Exhibit 99.1

Oyster Point Pharma Announces Pricing of an Upsized Offering of Common Stock

PRINCETON, N.J., May 15, 2020 (GLOBE NEWSWIRE) — Oyster Point Pharma, Inc., a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, today announced the pricing of its underwritten public offering of 3,750,000 shares of its common stock at a price to the public of $28.00 per share. All of the shares are being offered by Oyster Point Pharma.

The gross proceeds to Oyster Point Pharma from the offering, before deducting underwriting discounts and commissions and estimated offering expenses to be payable by Oyster Point Pharma, are expected to be $105.0 million. The offering is expected to close on May 19, 2020 subject to customary closing conditions. In addition, the underwriters have a 30-day option to purchase up to 562,500 additional shares of common stock at the public offering price less underwriting discounts and commissions.

J.P. Morgan Securities LLC, Cowen and Company, LLC and Piper Sandler & Co. are acting as joint book-running managers for the offering.

The offering is made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from the offices of J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com; Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@psc.com.

A registration statement relating to the offering has been filed with the United States Securities and Exchange Commission and was declared effective on May 14, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oyster Point Pharma

Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01 nasal spray, a highly selective nicotinic acetylcholine receptor (nAChR) agonist, is being developed to treat the signs and symptoms of dry eye disease. OC-01 nasal spray’s novel mechanism of action is designed to re-establish tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the lacrimal functional unit (LFU).

About Dry Eye Disease

Dry eye disease is a chronic, progressive condition that impacts more than 30 million Americans and is growing in prevalence. An estimated 16 million U.S. adults have been diagnosed with dry eye disease, a multifactorial condition of the ocular surface characterized by disruption of the tear film. A healthy tear film protects and lubricates the eyes, washes away foreign particles, contains growth factors and antimicrobial components to reduce the risk of infection, and creates a smooth surface that contributes refractive power for clear vision. Dry eye disease can have a significant impact on a person’s day-to-day quality of life, as it can cause persistent stinging, scratching, burning sensations, sensitivity to light, blurred vision, and eye fatigue. Despite the large prevalence of dry eye and the burden of the disease, there remains a significant unmet need for effective therapies.

Investor Contact:

Tim McCarthy

LifeSci Advisors, LLC

(212) 915-2564

investors@oysterpointrx.com

Media Contact

Jeffrey Nau PhD, MMS

President and CEO

media@oysterpointrx.com